Exhibit 10.32

AGREEMENT

THIS AGREEMENT (this "Agreement") is hereby made and entered into as of the 27th day of March 2003, by and between George M. Marcus ("Marcus"), for both himself and his Affiliated Companies (as defined in the Termination Agreement (as defined below)) and Essex Property Trust, Inc., a Maryland corporation ("Essex"), and its Affiliated Companies.

RECITALS

WHEREAS, Marcus and his Affiliated Companies and Essex and its Affiliated Companies previously entered into that certain Termination of Non-Compete Agreement dated as of February 16, 1999 (the "Termination Agreement"), whereunder Marcus made certain agreements contained in Paragraph 3 therein regarding Essex's ability to assume certain contracts or agreements for certain residential rental properties that are entered into by Marcus and/or his Affiliated Companies; and

WHEREAS, Essex's review of such contracts and agreements unnecessarily takes up management time from Essex's executives, as Essex, for various good business reasons, has never assumed any such contract or agreement; and

WHEREAS, Marcus is not involved in the day-to-day operations of Essex making it unlikely that he could use information obtained in his capacity as Chairman of the Board of Essex for his own or his Affiliated Companies use; and

WHEREAS, subject to the terms and conditions provided for in this Agreement, the parties wish to terminate the provisions of Paragraph 3 of the Termination Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    The Recitals set forth above are true and correct.
    Subject to the terms and conditions provided for in this Agreement, Paragraph 3 of the Termination Agreement is hereby terminated in its entirety.
    Marcus agrees (i) not to divert any multifamily property acquisition and/or development opportunities, which involve properties in Essex's geographic areas and with more than one hundred (100) rental units, that are presented to him in his capacity as Chairman of Essex to any of his Affiliated Companies, (ii) not to divulge any information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Board of Essex to any of his Affiliated Companies, and (iii) that he shall absent himself from any and all discussions by the Board of Directors of Essex regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his Affiliated Companies.
    This Agreement shall be governed by and construed under the laws of the State of California, without regard to any choice of law principles.
    This Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original, but all of which taken together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ESSEX:

ESSEX PROPERTY TRUST, INC.,

a Maryland corporation

/s/ Keith R. Guericke
President

MARCUS:

/s/ George M. Marcus
George M. Marcus